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                                                                   EXHIBIT 10.28

30 November, 2001

Mr. Michel Cayouette
1744 Seagull Court #104
Reston, Virginia 20194

Dear Michel:

I am pleased to confirm our offer of employment as Chief Financial Officer reporting to the Chairman and Chief Executive Officer, Andres Bande.

This offer is made subject to a work permit being granted, and your acceptance of the terms and conditions of employment detailed below and in the Employee Handbook and its attachments that will be provided to you. It is also subject to you submitting to and successfully passing a medical examination by a FLAG appointed physician. The medical examination will include a drug screening.

This employment will commence on Monday, 14 January, 2002, and will be based at FLAG's 9 South Street, London office once a work permit has been obtained. In the meantime you may be required to work temporarily at another location. FLAG will reimburse actual and reasonable expenses in connection with business travel.

Your basic salary will be US$265,000 per annum payable monthly in arrears.

You will be eligible to receive a bonus targeted at 100% of base salary (pro rata for part years). Bonus earnings will be determined by the Chairman and Chief Executive Officer, based on your performance against specific objectives, which will be mutually agreed with you. It will be possible to exceed the target bonus amount.

The Chairman has committed to request the Board to grant you options of 100,000 shares. Vesting will be based on service over a three year timeframe, with 33,333 shares vesting on the first anniversary of the date of grant, 33,333 shares vesting on the second anniversary of the date of grant and 33,334 shares vesting on the third anniversary of the date of grant. The price of the options will be set on the last day of the month that you join FLAG. This award will be subject to the rules of the Long Term Incentive Plan. Full details of the scheme will be provided in the employment information attached.

Following your first year anniversary with FLAG, you will also be granted additional options of 100,000 shares with vesting based on service over a three year timeframe similar to that described above, with 33,333 shares vesting on the first anniversary of the date of grant, 33,333 shares vesting on the second anniversary of the date of grant and 33,334 shares vesting on the third anniversary of the date of grant.

FLAG will pay a one time sign on bonus of US$50,000 which is repayable to FLAG in full should you voluntarily leave the Company within one year of your joining date.

You will receive a transportation allowance of US$1,300 per month, which will be paid monthly in arrears.

FLAG will reimburse the reasonable cost of moving your household effects from the United States to the UK, subject to the Company being able to select from two quotations provided by you, and similarly on return. The Company will also provide business class air travel for you and your wife (or partner) for a pre-move visit to secure accommodations. The initial term of this assignment will be 2 years in duration. We understand that you will remain a United States resident and, as a result, we will pay for the relocation and final demobilisation costs for you and your family back to the United States.

Your vacation entitlement will be 20 days per year (pro-rata for part years).

FLAG will provide tax protection such that you will not be required to pay any more tax on your FLAG source income and benefits than you would had they been earned in the United States.

This offer is contingent upon a 3-month probationary period. During this period, either you or the Company can sever this relationship with four week's notice in writing. Upon successful completion of your probationary

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period and in the unlikely event that FLAG determines to end your employment without cause, we will provide you with 6 months' notice in writing unless such termination results from a "change in control" in which case we will provide you with 12 months' notice in writing. These notice periods will consist of base salary and prorated bonus and you will not be required to work during such notice period.

You will be required to provide FLAG with 3 months notice in writing if you care to separate your employment with FLAG at your request. This notice period can be time worked, equivalent payment or a combination of time worked and equivalent payment where such equivalent payment consists of base salary and prorated bonus and you will not be required to work during such notice period.

You will be entitled to participate in the FLAG employee benefits plan which provides Medical/Dental, Accident, and Disability insurance coverage. FLAG will take out Life Insurance for you in the amount ofUS$500,000 subject to FLAG's insurance carrier accepting the application. You will also be entitled to participate in the FLAG retirement scheme, a copy of which is also attached for your information.

FLAG will provide to you and your wife (or partner) the required visas and work permits for you to fulfil this assignment.

You will also be provided with the following:

o  An accommodation allowance of US$6,000 per month net of tax.

o Reimbursement of the travel costs to and from the US for yourself and your wife (or partner) not to exceed US$18,000 in value per year.

o Reimbursement of the cost of preparing your tax returns for the UK and the US.

This offer is made subject to certain conditions being met, and will become null and void should the following occur:

1. The offer and its associated terms and conditions are accepted but you are unable to be available to begin employment by 14 January, 2002.
2. You do not replace the current Controller within one month after the start of your employment.

Michel, I look forward to welcoming you to the FLAG team. If there is anything in this offer letter that needs further clarification, or if there are any unresolved issues concerning the terms of this agreement, please let me know.

Please sign and return one copy of this letter, the first page of the Employee Handbook, one copy of Appendix 4 - Restrictive Covenants, one copy of Appendix 5
- Insider Trading and the names and addresses of two business referees to indicate your acceptance of our offer and its associated terms and conditions.

Yours Sincerely,

JOHN L. DRAHEIM
VICE PRESIDENT INFORMATION
AND COMMUNICATIONS


Signed:                             Date:
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